                                                                   EXHIBIT 10.1


                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------
                                 (Gary W. Cage)

         This AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement") effective as of January 1, 2000 by and between Monarch Dental Corporation. a Delaware corporation whose principal executive offices are in Dallas, Texas ("Company") and Gary W. Cage ("Executive").

                                   RECITALS:

         Company recognizes that Executive has made significant contributions to the financial success of the Company, and that Executive has certain knowledge and business contacts in Company's business.

         Company desires to continue Executive's employment and to obtain the benefit of Executive's contacts and knowledge in the business as well as his valuable judgment, extensive experience, good counsel and advice.

         To award Executive for his contributions to the financial success of the Company, to induce Executive to continue his employment with the Company, and to encourage Executive to exert his very best efforts toward the completion of a Transaction, the Company has agreed to provide Executive certain compensation, management arrangements, and incentives as set forth in this Agreement.

         The Board of Directors of the Company has determined that it is in the best interests of the Company to retain the Executive's services and to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in potentially disturbing circumstances arising from the possibility of a change in control of the Company or the assertion of claims and actions against employees.

         The Company desires to assure itself of the services of the Executive for the period provided in this Agreement and the Executive desires to stay in the employ of the Company on the terms and conditions hereinafter provided.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:


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                                   ARTICLE I
                                   EMPLOYMENT

         1.1 Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement.

         1.2 Office and Duties.

                  (a) Position. The Executive shall serve the Company as Chief Executive Officer, with authority, duties and responsibilities not less than the Executive has on the date of this Agreement, with his actions at all times subject to the direction of the Board of Directors of the Company.

                  (b) Commitment. Throughout the term of this Agreement, the Executive shall devote substantially all of his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will, faithfully and diligently further the business and interests of the Company. Subject to the foregoing, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations that are disclosed to the Board of Directors and that will not materially affect the performance of the Executive's duties pursuant to this Agreement.

         1.3 Term. Subject to the provisions hereof, the term of this Agreement shall be for a period ending on December 31, 2000, ("Initial Term"), and shall be automatically renewed thereafter for successive one year terms (each a "Renewal Term") unless either party gives to the other written notice of termination no fewer than 60 days prior to the expiration of the Initial Term or any Renewal Term that it does not desire to extend this Agreement (the Initial Term and any Renewal Term(s) shall be collectively referred to herein as the "Term").

         1.4 Compensation.

                  (a) Base Salary. The Company shall pay the Executive as compensation an aggregate salary ("Base Salary") of $300,000 per year during the Term retroactive to January 1, 1999, or such greater amount as shall be approved by the Compensation Committee of the Company's Board of Directors. The Compensation Committee shall review the Executive's Base Salary at least annually. The Base Salary for each year shall be paid by the Company in accordance with the regular payroll practices of the Company. To effect such retroactivity, Executive is being paid in cash by the Company contemporaneously with the execution of the Agreement the amount of $111,153.84 (net of withholding taxes).

                  (b) Bonus Compensation. The Executive shall be paid by the Company annual bonus compensation ("Bonus Compensation") for the periods set forth below as follows:



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

            Bonus                                                               Date of
            Year       Amount                                                   Payment
            -----      ------                                                   -------
          2000 And     $12,500 x Number of Months Executive    To be Paid on earlier of Closing Date or
          After        is employed by the Company during       December 31 of year in which Bonus earned
                       such calendar year (Full and Partial)
                       prior to Closing Date

                  (c) Retention Payment. The Executive shall be paid by the Company, retroactively to January 1, 2000, on the first day of each month, provided Executive is employed by the Company on such date, a monthly retention payment of $15,000 until the earlier to occur of the Closing Date or December 31 of the year in which earned. To effect such retroactivity, Executive is being paid in cash by the Company contemporaneously with the execution of this Agreement the amount of $60,000 (net of withholding taxes).

                  (d) Transaction Fee. Contemporaneously with, as a part of, and as a condition to, the Transaction and, except as set forth in
         Section 1.7(d) hereto, provided Executive is employed by the Company on such date, Executive shall be paid a transaction incentive fee ("Transaction Fee") in lump sum, cash as provided below (with linear interpolation between share points):


                                                                    Transaction Incentive Fee
                      Price Per Share                          (bps below times Total Equity Value)
                      ---------------                          ------------------------------------
                           $7.00                                                60 bps

                           $7.50                                                65 bps

                           $8.00                                                70 bps

                           $8.50                                                75 bps

                           $9.00                                                80 bps

         The Transaction Fee will be equal to the Total Equity Value times the applicable basis point figure. For any Transaction below $7.00, the Transaction Fee will be equal to 50 basis points multiplied by the Total Equity Value.

                  (e) Stock Options. In addition to options heretofore granted to Executive, the Company hereby grants the Executive stock options to purchase 100,000 shares of the Company's common stock at a per share price of $2.719 in accordance with the terms and conditions of that certain Stock Option Agreement dated as of February 10, 2000.


                  (f) Certain Additional Payments by the Company.
         Notwithstanding anything to the contrary in this Agreement, in the event that any payment or distribution to or for



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         the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to the Executive an additional payment (a "Gross-up Payment") in an amount such that after payment by the Executive of all taxes upon such Gross-up Payment (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, the Executive retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. (The Gross-Up Payment is not intended to compensate the Executive for any income taxes payable with respect to the Payment.) All determinations required to be made under this Section 1.4(f), including whether a Gross-up Payment is required and the amount of such Gross-up Payment, shall be made by Arthur Andersen LLP or any other nationally recognized accounting firm selected by the Company and Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The amount of the Gross-up Payment shall be paid (in estimate) contemporaneously with, as a part of and as a condition, to the Closing, with the actual amount finally to be determined, settled and paid by the Company to Executive or by Executive to the Company, as the case may be, upon at the time of filing of the applicable federal income tax return. The Executive shall notify the Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by the Accounting Firm) within five days of the receipt of such claim. The Company shall notify the Executive in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If the Company decides to contest such claim, the Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company's action. If, as a result of the Company's action with respect to a claim, the Executive receives a refund of any amount paid by the Company with respect to such claim, the Executive shall promptly pay such refund to the Company. If the Company fails to timely notify the Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.




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         1.5 Employment Benefits. In addition to any other compensation payable to Executive hereunder, Executive shall be entitled to the following benefits upon satisfaction by Executive of the eligibility requirements therefor, if any, subject to the following limitations:


                  (a) Health and Dental Insurance. During the Term, the Company, at its own expense, shall provide Executive (and all dependents of Executive at the request of Executive) with welfare benefits which shall include health and dental insurance in amounts and with coverage comparable to the coverage currently provided to officers of the Company as of the date of this Agreement.

                  (b) Vacations. Executive shall be entitled to a paid vacation of not less than 20 business days each year during the Term of this Agreement, exclusive of holidays and weekends, which vacation shall be taken by Executive in accordance with the business requirements of the Company at the time and its personnel policies then in effect relative to this subject. Executive shall also be entitled to all paid holidays given by the Company to its employees.

                  (c) Working Facilities. During the Term of this Agreement, the Company shall provide, at its expense, adequate office space, furniture, equipment, supplies and personnel (including professional, clerical, support and other personnel) as shall be suitable to Executive's position and adequate for Executive's use in performing his duties and responsibilities under this Agreement.

                  (d) Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to participate in or receive benefits under any plan or arrangement made available by the Company to its senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement made available to the Executive shall be deemed to be in lieu of compensation hereunder.

                  (e) Payment and Reimbursement of Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement in accordance with the policies and procedures of the Company for its senior executive officers, provided that the Executive properly accounts therefor in accordance with the regular policies of the Company.

         1.6 Termination.

                  (a) Disability. The Company may terminate this Agreement for Disability, "Disability" shall exist if because of ill health, physical or mental disability, or my other reason beyond his control, and notwithstanding reasonable accommodations made by the Company, the Executive shall have been unable, unwilling or shall have failed to perform



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         his duties under this Agreement, as determined in good faith by the
         Compensation Committee of the Company's Board of Directors. or, if a Compensation Committee is not appointed, by the Board of Directors, for a period of 180 consecutive days, or if, in any 12-month period, the Executive shall have been unable or unwilling or shall have failed to perform his duties for a. period of 270 days, irrespective of whether or not such days are consecutive.

                  (b) Cause. The Company may terminate the Executive's employment for Cause. Termination for "Cause" shall mean termination because of the Executive's (i) willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company's reputation, (ii) final, nonappealable conviction of a felony involving moral turpitude, or (iii) material breach of any provision of this Agreement. Item (iii) of this subsection shall not constitute Cause unless the Company notifies the Executive thereof, in writing, specifying in reasonable detail the basis therefor and stating that it is grounds for Cause, and unless the Executive fails to cure such matter within 60 days after such notice is sent or given under this Agreement. The Executive shall be permitted to respond and to defend himself before the Board of Directors or any appropriate committee thereof within a reasonable time after written notification of any proposed termination for Cause under item (i) or (iii) of this subsection.

                  (c) Without Cause. During the Term, the Company may terminate the Executive's employment Without Cause, subject to the provisions of subsection 1.7(d) (Termination Without Clause or for Good Reason). Termination "Without Cause" shall mean termination of the Executive's employment by the Company other than termination for Cause or for Disability or by reason of the non-renewal of this Agreement, by either party, at the end of the Term.

                  (d) Good Reason. During the Term, the Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the termination of Executive's employment hereunder by Executive because of the occurrence of one or more of the following events shall be deemed to have occurred for "Good Reason":

                           (i) any material breach of this Agreement by the
                  Company; provided, however, that a material breach of this Agreement by the Company shall not constitute Good Reason unless the Executive notifies the Company in writing of the breach, specifying in reasonable detail the nature of the breach and stating that such breach is grounds for Good Reason, and unless the Company fails to cure such breach within 60 days after such notice is sent or given under this Agreement;

                           (ii) a relocation of the Company's principal
                  executive offices to any county other than Dallas County or Collin County, Texas; provided, however, that



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

                  no relocation shall constitute Good Reason unless the Executive advises the Board of Directors, in writing and prior to the relocation, of the Executive's objection to such relocation;


                           (iii) a material change in the nature or scope of
                  Executive's authorities, powers, functions, duties or responsibilities that the Executive has on the date of this Agreement and that is reasonably determined by Executive in good faith to be adverse to Executive (specifically including, but not limited to a material increase in travel); or

                           (iv) any reduction in Executive's Base Salary or
                  Bonus Compensation or any other failure by the Company to comply with Sections 1.4 or 1.5 hereof that is not consented to or approved by Executive.

                  (e) Change in Control. If, within 12 months of a Change in Control, either (i) the Executive's employment is terminated by the Company Without Cause, or (ii) the Executive terminates his employment for Good Reason, then, the provisions of subsection 1.7(e) (Termination Upon a Change in Control) shall apply. For purposes of this Agreement "Change in Control" shall mean any of the following:

                           (i) any consolidation or merger of the Company in
                  which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger, own more than 50% of the combined voting power of the merged or consolidated company's then outstanding voting securities entitled to vote generally in the election of directors;

                           (ii) any sale, lease, exchange or other transfer (in
                  one transaction or a series of related transactions) of more than 50% of the assets of the Company;

                           (iii) any approval by the stockholders of the
                  Company of any plan or proposal for the liquidation or dissolution of the Company;

                           (iv) the cessation of control (by virtue of their
                  not constituting a majority of directors) of the Company's Board of Directors by the individuals (the "Continuing Directors") who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved); or


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

                           (v) the acquisition of beneficial ownership (within
                  the meaning of Rule l3d-3 under the Securities Exchange Act of 1934, as amended) of an aggregate of 50% or more of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule l3d-5 under such Act); provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquiror is (w) the Executive, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, or (y) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company.

                           (vi) subject to applicable law, in a Chapter 11
                  bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

                  (f) Without Good Reason. During the Term, the Executive may terminate his employment Without Good Reason. Termination "Without Good Reason" shall mean, termination of the Executive's employment by the Executive other than termination for Good Reason.

                  (g) Explanation of Termination of Employment. Any party terminating this Agreement shall give prompt written notice ("Notice of Termination") to the other party hereto advising such other party of the termination of this Agreement. Within 5 days after notification that the Agreement has been terminated, the terminating party shall deliver to the other party hereto a written explanation (the "Explanation of Termination of Employment"), which shall state in reasonable detail the basis for such termination and shall indicate whether termination is being made for Cause, Without Cause or for Disability (if the Company has terminated the Agreement) or for Good Reason, upon a Change in Control, or Without Good Reason (if the Executive has terminated the Agreement).

                  (h) Date of Termination. "Date of Termination" shall mean the date on which Notice of Termination is sent or given under this Agreement.

         1.7 Compensation During Disability or Upon Termination.

                  (a) During Disability. During any period that the Executive fails to perform his duties hereunder because of ill health, physical or mental disability, or any other reason beyond his control, he shall continue to receive his full compensation and benefits pursuant to Sections 1.4 (Compensation) and 1.5 (Employment Benefits) until the Date of Termination.



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

                  (b) Termination for Disability. If the Company shall terminate the Executive's employment for Disability, the Company's obligation to pay compensation and benefits pursuant to Sections 1.4 (Compensation) and 1.5 (Employment Benefits) shall terminate, except that the Company shall pay the Executive (i) accrued but unpaid compensation and benefits pursuant to Sections 1.4 (Compensation) and
         1.5 (Employment Benefits) through the Date of Termination, and (ii) the benefits set forth in subsection 1.7(f) (Employee Benefits).


                  (c) Termination for Cause or Without Good Reason. If the Company shall terminate the Executive's employment for Cause or if the Executive shall terminate his employment Without Good Reason, then the Company's obligation to pay compensation and benefits pursuant to Sections 1.4 (Compensation) and 1.5 (Employment Benefits) shall terminate, except that the Company shall pay the Executive his accrued but unpaid compensation and benefits pursuant to Sections 1.4 (Compensation) and 1.5 Employment Benefits) through the Date of Termination.

                  (d) Termination Without Cause or for Good Reason. If the Company shall terminate the Executive's employment Without Cause or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance pay in a lump sum within 15 days following the Date of Termination, in cash, an amount equal to the greater of: (i) the Executive's total Compensation hereunder for the remainder of the Initial Term or Renewal Term then in effect beginning on the date upon which such termination takes place including without limitation under subsections 1.4(a) (Base Salary) and, 1.4(b) (Bonus Compensation), but excluding compensation under subsections 1.4(c) (Retention Payment) and 1.4(d) (Transaction Incentive Fee); or (ii) 2 years average total compensation including without limitation under subsections 1.4(a) (Base Salary) and 1.4(b) (Bonus Compensation), but excluding compensation under subsections 1.4(c) (Retention Payment) and 1.4(d) (Transaction Incentive Fee), paid to Executive by the Company over the 3 most recently completed years. Notwithstanding the foregoing, if, at the time of such termination by the Company Without Cause or termination by the Executive for Good Reason, the Company is in discussion with a person or an entity regarding a Transaction, and such discussion results in the consummation of a Transaction, or execution of a definitive agreement regarding a Transaction within 15 months of such termination, then the Executive shall also receive the Transaction Fee under subsection 1.4(d) upon the closing of the Transaction.

                  (e) Termination Upon a Change in Control. If, within twelve
         (12) months of a Change of Control pursuant to subsection 1.6(e) (Change in Control), either (i) the Executive's employment is terminated by the Company Without Cause, or (ii) if the Executive terminates his employment for Good Reason, then the Company shall pay to the Executive as severance pay either in accordance with the provisions of Section 1.4 (Compensation) or in a lump sum within 15 days following the Date of Termination (at the Company's option), in cash, an amount equal to the greater of:



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                           (i) the Executive's total compensation including
                  without limitation under subsections 1.4(a) (Base Salary) and 1.4(b) (Bonus Compensation) (for this purpose, the Bonus Compensation shall be deemed to be the avenge Bonus Compensation paid to Executive by the Company over the 3 most recently completed years beginning with fiscal 1996 (or such shorter period as may be applicable)) but excluding compensation under subsections 1.4(c) and 1.4(d) for the balance of the Term up to a maximum of 3 years; or


                           (ii) 2 years average total compensation including
                  without limitation under subsections 1.4(a) (Base Salary) and 1.4(b) (Bonus Compensation) but excluding compensation under subsections 1.4(c) and 1.4(d) paid to Executive by the Company over the 3 most recently completed years beginning with fiscal 1996 (or such shorter period as may be applicable).


                  (f) Employee Benefits. Unless the Company terminates the Executive's employment for Cause or the Executive terminates his employment Without Good Reason, the Company shall maintain in full force and effect (to the extent consistent with past practice), for the continued benefit of the Executive and, if applicable, his wife and children, the employee benefits set forth in subsections 1.5(a) (Health and Dental Insurance), and 1.5(d) (Fringe Benefits and Perquisites) above that he was entitled to receive immediately prior to the Date of Termination (subject to the general terms and conditions of the plans and programs under which he receives such benefits) for the balance of the applicable period set forth in subsections 1.7(d) (Termination Without Cause or for Good Reason) or 1.7(e) (Termination Upon a Change in Control), as applicable, or for the period provided for under the terms and conditions of such plans and programs, whichever is longer, provided that his continued participation or, if applicable, the participation of his wife and children, is possible under the general terms and conditions of such plans and programs.

                  (g) No Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Section 1.7 (Compensation During Disability or Upon Termination) by seeking other employment or otherwise.

                  (h) Reduction in Compensation. If the Executive terminates his employment for Good Reason or upon a Change in Control based upon a reduction by the Company of the Executive's Base Salary, then for purposes of subsections 1.7(d) (Termination Without Cause or for Good Reason) and 1.7(e) (Termination Upon a Change in Control), the Executive's Base Salary as of the Date of Termination shall be deemed to be the Executive's Base Salary immediately prior to the reduction that the Executive claims as grounds for Good Reason.


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

         1.8 Death of Executive. If the Executive dies prior to the expiration of this Agreement, the Executive's employment and other obligations under this Agreement shall automatically terminate and all compensation to which the Executive is or would have been entitled hereunder including without limitation under subsections 1.4(a) (Base Salary) and 1.4(b) (Bonus Compensation), but excluding compensation under subsections 1.4(c) (Retention Payment) and 1.4(d) (Transaction Incentive Fee), shall terminate as of the end of the month in which the Executive's death occurs; provided, however, that (i) for the balance of the Initial Term or Renewal Term then in effect, the Executive's wife shall be entitled to receive benefits under Section 1.5(a) (Health and Dental Insurance), and (ii) the Executive's named beneficiary or beneficiaries shall receive such reimbursement as may have been due to the Executive pursuant to subsection 1.5(e) (Payment and Reimbursement of Expenses) hereof. Notwithstanding the foregoing, if, at the time of Executive's death, the Company is in discussion with a person or an entity regarding a Transaction, and such discussion results in the consummation of a Transaction, or execution of a definitive agreement regarding a Transaction within 15 months after the Executive's death, then the Executive shall also receive the Transaction Fee under subsection 1.4(d) upon the closing of the Transaction.

                                   ARTICLE 2
                      NON-COMPETITION AND CONFIDENTIALITY

         2.1 Non-Competition Agreement. The Company and the Executive acknowledge that they have entered into that certain Non-Competition Agreement dated July 1, 1997, and they hereby reaffirm and readopt all the terms and conditions of that Non-Competition Agreement as if it was completely restated herein.

         2.2 Confidentiality. Executive shall not, directly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for Executive's personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries), any information acquired during the course of employment hereunder with regard to the financial. business or other affairs of the Company or any of its subsidiaries (including without limitation any list or record of persons or entities with which the Company or any of its subsidiaries has any dealings), other than (1) material already in the public domain, (2) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company, or (3) material that Executive is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with the prosecution of any legal action or proceeding initiated by Executive against the Company or any of its subsidiaries or the defense of any legal action or proceeding initiated against Executive in his capacity as an employee or director of the Company of any of its subsidiaries. Executive shall, at any time requested by the Company (either during or after his



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

employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries that he may then possess or have under his control.

                                   ARTICLE 3
                                INDEMNIFICATION

         3.1 Indemnification Arrangement. The Company and the Executive acknowledge that they have entered into that certain Indemnification Agreement dated as of March 11, 1996, and they hereby reaffirm and readopt all the terms and conditions of that Indemnification Agreement as if it was completely restated herein.

                                   ARTICLE 4
                                 MISCELLANEOUS


         4.1 Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any affiliate of the Company against the Executive, the Executive's spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or any affiliate shall be extinguished and deemed released unless asserted by the timely filling of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

         4.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         4.3 Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

         4.4 Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when sent by telecopy (with a copy sent by mail) or when personally delivered or one business day after it is sent by overnight service, addressed as set forth below:

                  If to the Executive:

                           Gary W. Cage
                           17671 Addison Road, #2902
                           Dallas, TX 75287

                  With a copy to:

                           Steven K. Cochran
                           Thompson & Knight L.L.P.
                           1700 Pacific Avenue, Suite 3300
                           Dallas, TX  75201

                  If to the Company:

                           Monarch Dental Corporation
                           4201 Spring Valley, Suite 320
                           Dallas, Texas 75244
                           Attn:  President

                  With a copy to:

                           John R. LeClaire, P.C.
                           Goodwin, Procter & Hoar LLP
                           Exchange Place
                           Boston, MA  02109

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subsection for the giving of notice. which shall be effective only upon receipt.

         4.5 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         4.6 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions. express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         4.7 Headings; Index. The headings of paragraphs are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         4.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws; provided, however, that questions regarding the Company's ability to indemnify and advance expenses pursuant to Article, 3 (Indemnification) shall be governed by the Delaware General Corporation Law.

         4.9 Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim to arbitration (Dispute Resolution).


                  (a) Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $2,000,000, then the arbitration shall be heard and determined by three (3) arbitrators. If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said thirty (30) day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Northern District of Texas, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the Senior United States District Judge for the Northern District of Texas refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.

                  (b) Proceedings. Unless otherwise expressly agreed in writing by the parties to the, arbitration proceedings:

                           (i) The arbitration proceedings shall be hold in
                  Dallas, Texas, at a site chosen by mutual agreement of the parties, or if the parties can-not reach agreement on a location within thirty (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;

                           (ii) The arbitrators shall be and remain at all
                  times wholly independent and impartial;

                           (iii) The arbitration proceedings shall be conducted
                  in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time;

                           (iv) Any procedural issues not determined under the
                  arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

                           (v) The costs of the arbitration proceedings
                  (including attorneys' fees and costs) shall be borne in the manner determined by the arbitrators;

                           (vi) The decision of the arbitrators shall be
                  reduced to writing; final and binding without the right of appeal; the able and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement;

                           (vii) The award shall include interest from the date
                  of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 7% per annum; and

                           (viii) Judgment upon the award may be entered in any
                  court having jurisdiction ever the person or the assets of the party owing the judgment or application nay be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         4.10 Survival. The covenants and agreements of the parties set forth in Article 4 (Miscellaneous) are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefor.

         4.11 Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company, spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

         4.12 Legal Fees. If Executive in good faith seeks to enforce the provisions of subsections 1.4, 1.5 or 1.7 hereof, then all of his reasonable legal fees and expense shall be paid and indemnified by the Company to Executive as they come due upon presentation thereof (with supporting detail) by Executive to the Company. All reasonable legal fees and expense incurred by Executive in connection with this Agreement shall be paid or reimbursed to Executive by the Company.

         4.13 1997 Employment Agreement. This Agreement shall supercede and replace in all respects the 1997 Employment Agreement.

         4.14 Notice, participation, and Accessability. Executive shall be given notice of each potential Transaction that the Company may have under consideration and shall be kept apprised of all aspects of such proposed Transaction as it proceeds. Executive shall be provided a copy of each Transaction document relating to such proposed Transaction and shall participate in negotiations and decisions relating thereto, as requested.


                                   ARTICLE 5
                                 DEFINED TERMS

         5.1 Defined Terms. As used herein, the following terms shall have the following meanings.

         "1997 Employment Agreement" shall mean that Employment Agreement between Monarch Dental Corporation and Gary W. Cage dated as of July 1, 1997.

         "Closing Date" shall mean the date upon which a Transaction is closed.

         "Total Equity Value", for purposes of calculating the Transaction Fee with respect to a Transaction, shall mean:

                  V = W times X, where:
                  V means the Total Equity Value;
                  W means total number of shares of the Company's equity
                           securities outstanding at the time of the Transaction on a fully diluted basis to be determined by the Accounting Firm in accordance with Generally Accepted Accounting Principles under the terms of the second sentence of Section 1.4(f) hereof; and

                  X means the per share value received by any holder of
                           the Company's equity securities who sells, exchanges, converts, or otherwise disposes of shares held thereby under and/or pursuant to the Transaction.

         "Transaction" shall mean any transaction described in Subsection 1.6(e)(i), (ii) or (v).

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.


                                       MONARCH DENTAL CORPORATION


                                       By. /s/  GLENN HEMMERLE
                                           -------------------------------------
                                           Glenn Hemmerle, By Direction of the
                                           Special Committee of the Board of
                                           Directors



                                       /s/   GARY W. CAGE
                                       -----------------------------------------
                                       Gary W. Cage